Exhibit 3.1

STATEMENT OF RESOLUTION

ESTABLISHING SERIES

Z Trim Holdings Inc.

Series B 12.5% Convertible Preferred Stock

Resolved that Z Trim Holdings Inc. (the “Corporation”) is authorized to issue three million (3,000,000) shares of the Series B 12.5% Convertible Preferred Stock (the “Series B Preferred Stock”), par value $0.01 per share, which shall have the following powers, privileges and restrictions, qualifications, limitations designations, preferences and other special rights:

1. Rights. Preferences and Restrictions of Series B Preferred Stock. The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares the Series B 12.5% Convertible Preferred Stock, which series shall consist of three million (3,000,000) shares (the “Series B Preferred Stock”), are as set forth below.

A. Stated Value; Dividend Provisions.

The Series B Preferred shall have a stated value (“Stated Value”) of four dollars ($4.00) per share.

Subject to the rights of series of preferred stock which may from time to time come into existence, the holders of shares of Series B Preferred Stock (the “Holder” or “Holders”) shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in shares of common stock of the Corporation, par value $0.0005 per share (the “Common Stock”) or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the shares of Common Stock, at the rate of 12.5% per annum on the Stated Value and any unpaid and accrued dividends (the “Original Series B Issue Price”), payable in cash or shares of the Common Stock, at the option of the Holder, on the earlier to occur of the Redemption Date (as hereinafter defined) or on the date of the consummation by the Corporation of a merger, combination or sale of substantially all of the Corporation’s assets or the purchase by one or a group of related persons  of more than 50% of the outstanding voting stock of the Corporation a “Change of Control.” The number of Common Stock to be issued on the Series B Preferred Stock for accrued dividends is equal to the result obtained by dividing (x) the accrued and unpaid dividends by (y) the Conversion Price (as hereinafter defined in subsection D(2)).  The initial Conversion Price is $0.35 (the “Conversion Price”). Such dividends shall accrue on each share from the date of issuance of the Series B Preferred Stock (the “Issuance Date”), and shall accrue from day to day, whether or not earned or declared (365 days in non-leap years and 366 days in leap years).  Such dividends shall be cumulative so that if such dividends, in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Common Stock.  Any accumulation of dividends on the Series B Preferred Stock shall not bear interest.

Cumulative dividends with respect to a share of Series B Preferred Stock which are accrued, payable and/or in arrears shall, upon conversion of such share to Common Stock, subject to the rights of series of preferred stock which may from time to time come into existence, be paid to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor any partial payment will be made pro rata among the holders of such shares.  Unless full dividends on the Series B Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart: (A) no shares of Common Stock shall be purchased, redeemed, or acquired by the Corporation and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption, or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock held by employees, officers, directors, consultants or other persons performing services for the Corporation or any wholly-owned subsidiary (including, but not by way of limitation, distributors and sales representatives) that are subject to restrictive stock purchase agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment.

If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Series B Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon conversion of this Series B Preferred Stock  (without regard to any limitations on exercise hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution

B. Liquidation Preference.

(1) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, subject to the rights of series of preferred stock that may from time to time come into existence, the holders of Series B Preferred  Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) the Stated Value, for each outstanding share of Series B Preferred Stock and (ii) accrued but unpaid dividends on such share.  If upon the occurrence of such event, the assets and funds thus distributed among the Holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of preferred stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders of the Series B Preferred Stock in proportion to the amount of such stock owned by each such Holder.

(2) For purposes of this Section, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (B) a sale of all or substantially all of the assets of the Corporation; unless the Corporation’s shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity (each of such events, a “Deemed Liquidation Event”). In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(a) Securities not subject to securities law restrictions on free marketability or other similar restrictions on free marketability: (i) If traded on a securities exchange, the OTC Bulletin Board or through NASDAQNNM, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing; (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series B Preferred Stock.

(b) The method of valuation of securities subject to securities law restrictions on free marketability or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i), (ii) or (ii) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the Holders of at least a majority of the voting power of all then outstanding shares of such Series B Preferred Stock.

(3) In the event the requirements of this subsection are not complied with, this Corporation shall forthwith either: (a) cause such closing to be postponed until such time as the requirements of this Section have been complied with; or (b) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series B Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection B.(4) hereof.

(4) The Corporation shall give each Holder of record of Series B Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the Holders of Series B Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series B Preferred Stock.

C. Redemption.

(1) Subject to the rights of preferred stock which may from time to time come into existence, this Corporation shall redeem, from any source of funds legally available therefor, the Series B Preferred Stock earlier to occur of three years from the date of the last closing of the Preferred or on the date of the consummation by the Corporation of a merger, combination or sale of substantially all of the Corporation’s assets or the purchase by one or a group of related persons of more than 50% of the outstanding voting stock of the Corporation a “Change of Control”), the “Series B Redemption Date” or the “Maturity Date”). The Corporation shall effect such redemption on the applicable Series B Redemption Dates by paying in cash in exchange for the shares of Series B Preferred Stock to be redeemed a sum equal to the Stated Value (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued or accumulated but unpaid dividends, on such shares payable in the shares of the Common Stock (the “Series B Redemption Price”). Any redemption effected pursuant to this subsection shall be made on a pro rata basis among the holders of the Series B Preferred Stock in proportion to the number of shares of Series B Preferred Stock then held by such holders.

(2) As used herein, the term “Redemption Date” shall refer to the “Series B Redemption Date” and the term “Redemption Price” shall refer to each of “Series B Redemption Price.” Subject to the rights of series of preferred stock which may from time to time come into existence, at least fifteen (15) but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each Holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such Holder, notifying such Holder of the redemption to be effected, specifying the number of shares to be redeemed from such Holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). On or after the Redemption Date, each Holder of Series B Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(3) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the Holders of shares of Series B Preferred Stock designated for redemption in the Redemption Notice as Holders of Series B Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of preferred stock which may from time to time come into existence, if the funds of the Corporation legally available for redemption of shares of Series B Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the Holders of such shares to be redeemed based upon their holdings of Series B Preferred Stock. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of preferred stock which may from time to time come into existence, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

D. Conversion.

The Holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

1. Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the Holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Series B Preferred Stock, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) the Stated Value plus the amount represented by accrued but unpaid dividends on such share by (y) the Conversion Price (as defined below) applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. If a holder elects to convert their Preferred Shares, the holder will receive upon conversion a number of shares of Common Stock equal to the number of shares of Common Stock the holder would have received had they also received all of the dividends (without duplication) payable to them through the Redemption Date.

2. Conversion Price.

(a) The initial Conversion Price per share for shares of Series B Preferred Stock shall be the $0.35 per share; provided, however, that the Conversion Price for the Series B Preferred Stock shall be subject to adjustment as set forth in subsection D(3) below. References herein to the Conversion Price shall mean the Conversion Price as from time to time adjusted pursuant to the provisions of subsection D(4) and in effect on the applicable date.

(b) The term “Conversion Shares” shall mean such Common Stock issuable upon conversion of the Series B Preferred Stock.

3. Mechanics of Conversion.

Before any Holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any Holder tendering Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities. The Corporation will have the right, at its option, to require the conversion of the Preferred and any accrued and unpaid dividends into common stock at any time prior to the Redemption Date if the closing bid price of the Common Stock exceeds $1.75 (as adjusted for stock splits, combinations, reclassifications and certain fundamental transactions) for five consecutive trading days (the “Call Provision”). If the Call Provision is exercised, holders will be entitled to all of the dividends they would have received as if they had converted on the Redemption Date.

4. Adjustment of Conversion Price.

(a) The Conversion Price shall be subject to adjustment from time to time as follows:

(i) Adjustments for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section D.4(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii) Adjustments for Certain Dividends and Distributions. If the Corporation shall at any time or from time to time after the Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(A) the numerator of which shall be the total number of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(B) the denominator of which shall be the total number of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Stock issuable in payment of such dividend or distribution.

(iii) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series B Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in clauses (i) and (ii) of Section D.4(a), or a reorganization, merger, consolidation, or sale of assets provided for in Section D.4(a)(iv)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holders shall have the right thereafter to convert the Series B Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of Common Stock into which such Series B Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(iv) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Corporation (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in clauses (i) and (ii) of Section D.4(a), or a reclassification, exchange or substitution provided for in Section D.4(a)(iii)), or a merger or consolidation of the Corporation with or into another corporation where the holders of outstanding voting securities of the Corporation prior to such merger or consolidation do not own over fifty percent (50%) of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or any Asset Sale (an “Organic Change”), then as a part of such Organic Change, (A)if the surviving entity in any such Organic Change is a public company that is registered pursuant to the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and its common stock is listed or quoted on a national exchange or the OTC Bulletin Board, an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price) so that the Holders shall have the right thereafter to convert such Series B Preferred Stock into the kind and amount of shares of stock and other securities or property of the Corporation or any successor corporation as it would have received as a result of such Organic Change if it had converted the Series B Preferred Stock into Common Stock immediately prior to such Organic Change, and (B) if the surviving entity in any such Organic Change is not a public company that is registered pursuant to the Exchange Act or its common stock is not listed or quoted on a national securities exchange or the OTC Bulletin Board, the Holders shall have the right to demand redemption of the then outstanding Series B Preferred Stock at 115% of the Original Series B Issue Price per share (“Mandatory Redemption”). The Corporation shall give the Holders at least twenty (20) day’s prior written notice of any Organic Change, during which time the Holder shall have the right to convert any portion of the Series B Preferred Stock into Common Stock. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section D.4(a)(iv) with respect to the rights of the Holders after the Organic Change to the end that the provisions of this Section D.4(a)(iv) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series B Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(v) Certain Issuances. Subject to Section 4(vii) hereof, in case the Corporation shall at any time after the date hereof issue any shares of Stock, or issue any options, rights, warrants and convertible and exchangeable securities to subscribe for shares of Stock, or any securities convertible into or exchangeable for shares of Stock (collectively the "Rights"), for a consideration per share less than the then current market price, or without consideration, the Exercise Price in effect immediately prior to the issuance of such Rights, shall be reduced to the per share consideration of the Rights. If the Rights are subsequently modified, cancelled or expire without exercise, any adjustment previously made to the Exercise Price shall be readjusted to reflect such modification, cancellation and or expiration.

(vi) Adjustment in Number of Conversion Shares. Upon each adjustment of the Conversion Price pursuant to this Section 4(a)v, the number of Conversion Shares issuable upon the conversion of this Series B Preferred shall be adjusted to the nearest full amount by multiplying a number equal to the Conversion Price in effect immediately prior to such adjustment by the number of Series B Preferred Shares issuable upon conversion of the Series B Preferred immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

(vii) No adjustment of the Conversion Price or Number of Conversion Shares shall be made:

(i) upon issuance of shares of Common Stock or options to employees, officers, directors, consultants or advisors of the Company pursuant to any stock or option plan duly adopted for such purpose by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (ii) upon issuance of Series B Preferred, warrants and for participants in the Initial Closing, First Closing Warrants, issued in connection therewith, and securities upon the exercise, exchange, conversion or adjustment of such Preferred B Preferred, warrants and First Closing Warrants pursuant to the terms thereof, (iii) upon issuance of shares of Common Stock issued and outstanding on the issuance date of the Series B Preferred or issuable upon conversion of convertible securities outstanding on the issuance date of the Series B Preferred or securities issuable pursuant to agreements to which the Corporation is a party as of the issuance date of the Series B Preferred (and including any issuances of securities pursuant to antidilution provisions of any such securities), provided that such securities and such agreements to issue securities have not been amended since the issuance date of the Series B Preferred to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, (iv) upon issuance of securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that any such issuance shall only be to a person (or to the equityholders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (v) upon issuance of restricted securities for fair market value, from time to time, for the payment of services or to vendors who are not affiliates of the Corporation and (vi) upon issuance of shares of Common Stock issued in connection with a one-time warrant exchange at par value to be offered to all existing warrant holders with warrants outstanding prior to the date of issuance of the Series B Preferred.

(b) Obligation Absolute; Partial Liquidated Damages.  The Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith, assist in the carrying out of all the provisions of this Section D.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.  If the Corporation fails for any reason to deliver to any Holder any certificate or certificates required pursuant to Section D.3 by the fifth Trading Day after the Conversion Date, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of the amount of the Redemption Price for the shares of the Series B Preferred Stock being converted, $5 per Trading Day (increasing to $10 per Trading Day after five Trading Days after such damages begin to accrue) for each Trading Day after such fifth Trading Day until such certificates are delivered.  The Corporation’s obligations to issue and deliver the Conversion Shares upon conversion of the Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holders to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof (“Person”) or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holders or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holders or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holders in connection with the issuance of Conversion Shares. In the event a Holder shall elect to convert any or all of the shares of the Series B Preferred Stock held by such Holder, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, or notice, restraining and adjoining conversion of all or part of said Series B Preferred Stock shall have issued and the Corporation posts a surety bond for the benefit of such Holder in an amount equal to one hundred fifty percent (150%) of the amount of the Original Series B Issue Price  that the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder (as liquidated damages) in the event it obtains judgment.  In the absence of an injunction precluding the same, the Corporation shall issue Conversion Shares or, if applicable, cash or other property as required hereunder.  Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. Likewise, nothing herein shall prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(c) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to the Holder any certificate or certificates required pursuant to Section D.3 by the fifth Trading Day after the Conversion Date, and if after such fifth Trading Day the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall (i) pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder’s total Original Series B Issue Price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder anticipated receiving from the conversion at issue multiplied by (2) the actual sale price of the Common Stock at the time of the sale (including brokerage commissions, if any) giving rise to such purchase obligation and (ii) at the option of the Holder, either reissue  Series B Preferred Stock in an amount equal to the Original Series B Issue Price of the attempted conversion or deliver to the Holder the number of shares Common Stock that would have been issued had the Corporation timely complied with its delivery requirements under Section D.3.

(d) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of Common Stock issuable upon conversion of the Series B Preferred Stock pursuant to this Section D.4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holders a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon written request of a Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of the Series B Preferred Stock.  Notwithstanding the foregoing, the Corporation shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(e) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of Common Stock on conversion of the Series B Preferred Stock; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by a Holder in connection with any such conversion.

(f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which a Holder would otherwise be entitled, the Corporation shall pay in cash any remainder resulting from after the number of whole Common Stock is determined as a result of any conversion.  If the Corporation elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a Common Share, one whole Common Share.

(g) Reservation of Common Stock. The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued shares Common Stock, solely for the purpose of issuance upon conversion of the Series B Preferred Stock and payment of the amount of accrued but unpaid dividends on the Series B Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Series B Preferred Stock, taking into account the adjustments and restrictions of Section D.4. The Corporation shall, from time to time in accordance with Illinois law, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized Common Stock shall not be sufficient to satisfy the Corporation’s obligations under this Section D.4(g). The Corporation covenants that all Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Registration Statement (as hereinafter defined) is then effective under the Securities Act of 1933 (the “1933 Act”), registered for public sale in accordance with the Registration Statement. “Registration Statement” shall mean any registration statement of the Corporation filed under the 1933 Act.

(h) Regulatory Compliance. If any Common Stock to be reserved for the purpose of conversion of the Series B Preferred Stock requires registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

5. Calculations.  All calculations under this Section D shall be made to the nearest cent or the nearest 1/100th of a share of Common Stock, as the case may be.  The number of shares Common Stock outstanding at any given time shall not include the Common Stock owned by or held by or for the account of the Corporation, and the description of any such Common Stock shall be considered on issue or sale of Common Stock.  For purposes of this Section D, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares Common Stock (excluding treasury shares, if any) issued and outstanding.

E. Voting Rights.

The Holder of each share of Series B Preferred Stock shall not have the have the right to vote except as expressly set forth herein and as may be required under the Illinois Business Corporation Act.

F. Protective Provisions.

Subject to the rights of series of preferred stock which may from time to time come into existence, so long as at least 50% of the  shares of the Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) that are issued as part of the Offering are outstanding, the Company shall not do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the Preferred that represents at least a majority of the then outstanding shares of the Preferred:

(1) repay, repurchase or offer to repay, repurchase, make any payment in respect of or otherwise acquire any of its Common Shares or other equity securities other than the exercise of the Call Provision and common dividends in which the Preferred and all of  its dividend shares due over three years participate on an as-converted basis;

(2) amend its articles of incorporation, bylaws or charter documents so as to adversely affect any rights of the Preferred; provided that the following actions shall not be deemed a violation of this covenant: (i) reincorporating the Company in a state outside of Illinois; (ii) eliminating cumulative voting rights for the election of directors; (iii) changing the name of the Company; (iv) increasing the number of authorized but not issued shares of common stock or preferred stock; and (v) effectuating a reverse stock split; and

(3) engage in any new transactions with any officer, director, employee or any affiliate of the Corporation, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $500,000 other than (i) for payment of salary (including accrued salary), director fees or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company.

This (3) also includes entering into, creating, incurring, or assuming any additional indebtedness or liens of any kind with any officer, director, employee or any affiliate of the Corporation, on or with respect to any of its property or assets or Collateral now owned or hereafter acquired or any interest therein or any income or profits therefrom that is senior to, subordinated to or pari passu with, in any respect, the Corporation’s obligations under the Preferred;

The following actions shall not be deemed a violation of this covenant: repayment of any existing bridge debt held by any officer, director, employee or any affiliate of the Corporation.

(4) consummate any Change of Control in which the preferred does not receive at least its Stated Value and accrued dividend;

(5) create and issue a new series of preferred stock senior to the Series B Preferred Stock in terms of voting or liquidation preference;

(6) enter into any agreement with respect to any of the foregoing.

G. Board of Directors.

Any single Preferred investor or a group of investors that are so designated and approved by the Company in writing who owns more than $5 million of Series B Preferred and acquires at least 50% of the total Series B Preferred (the “Large Investor”) shall have the right to appoint a Director to the Company’s Board of Directors.  This right shall be retained so long as the Large Investor holds in excess of 50% of the total Series B Preferred stock that is outstanding and the outstanding Series B Preferred Stock represents at least 20% of the fully diluted ownership of the Company.

H. Status of Converted or Redeemed Stock.

In the event any shares of Series B Preferred Stock shall be redeemed or converted pursuant to Redemption and conversion provisions hereinabove provided, the shares so converted or redeemed shall revert to authorized, unissued and undesignated shares of preferred stock of the Corporation.

I. Waiver.

Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all Holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of at least a simple majority of the shares of Series B Preferred Stock then outstanding.